                                                                  EXHIBIT 99.1



NEWS BULLETIN
FROM:

[DT LOGO]                                                  907 West Fifth Street
                                                               Dayton, OH  45407

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION:
AT THE COMPANY:                             AT FINANCIAL RELATIONS BOARD
JOHN M. CASPER                              LISA FORTUNA
CHIEF FINANCIAL OFFICER                     LFORTUNA@FINANCIALRELATIONSBOARD.COM
(937) 586-5600                              (312) 266-7800

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 11, 2004

               DT INDUSTRIES REPORTS SECOND QUARTER 2004 RESULTS;
        CONVERTING TECHNOLOGIES AND PACKAGING SYSTEMS DIVISIONS REPORTED
                           AS DISCONTINUED OPERATIONS
                           --------------------------

DAYTON, OH, FEBRUARY 11, 2004 -- DT INDUSTRIES, INC. (NASDAQ: DTII), an engineering-driven designer, manufacturer and integrator of automated systems and related equipment used to assemble, test or package industrial and consumer products, today reported a net loss of $16.7 million, or $0.70 per share, for the quarter ended December 28, 2003 compared to a net loss of $8.1 million, or $0.34 per share, in the corresponding prior year period. The net loss in the current period included a $9.3 million loss, or $0.38 per diluted share, from discontinued operations, including the write-down of the net assets to fair market value of $3.1 million on the Converting Technologies division and $7.1 million on the Packaging Systems division. The loss from continuing operations for the quarter ended December 28, 2003 was $7.4 million, or $0.32 per diluted share, compared to a loss from continuing operations of $6.5 million, or $0.29 per diluted share, for the prior year quarter.

The Company reported a net loss for the six months ended December 28, 2003 of $24.4 million, or $1.03 per share, compared with a net loss of $9.3 million, or $0.39 per share, in the comparable period of fiscal 2003. The loss from continuing operations for the six months ended December 28, 2003 was $15.2 million, or $0.67 per diluted share, compared to a loss from continuing operations of $7.3 million, or $0.34 per diluted share, in the prior year comparable period.

Net sales decreased 14% to $40.2 million for the quarter ended December 28, 2003 compared to sales of $46.7 million for the second quarter of fiscal 2003. The Company realized a gross margin of 9.7% on sales in the second quarter of fiscal 2004 compared to 12.3% in the prior year period. For the six months ended December 28, 2003, DTI posted net sales of $75.4 million compared with net sales of $102.4 million in the prior year, a decrease of approximately 26%. Gross margin was 10.4% for the six months ended December 28, 2003 compared to 15.9% in the comparable period of fiscal 2003.


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DT INDUSTRIES, INC.
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Second quarter 2004 order in-flow was $33.7 million, down from $44.4 million in the second quarter of the prior year and $36.5 million in the first quarter of fiscal 2004. Backlog at December 28, 2003 was $68.5 million, compared to $105.2 million a year earlier and $73.8 million at the end of fiscal 2003.

SECOND QUARTER EVENTS

In December 2003 the Company entered into an agreement to sell the assets of its Converting Technologies division (previously included in the Material Processing segment) and executed a non-binding letter of intent to dispose of its Packaging Systems business segment. The Company has presented the assets, liabilities and operating results of these entities as discontinued operations in the financial statements.

The sale of the Converting Technologies assets was completed on January 16, 2004. The Company received net proceeds of approximately $5.9 million from the sale, which were used to reduce the Company's indebtedness to its senior lenders. The Company expects to sell the assets of the Packaging Systems segment prior to the end of March 2004.

During the recently completed quarter, operating results were negatively impacted by the low sales levels and project margin degradations, resulting in a decline in the Company's gross margin to 9.7% during the second quarter of fiscal 2004 compared to a 12.3% gross margin achieved in the second quarter of the prior year. This decline is primarily due to the Company's fixed costs being spread over a lower level of sales and an unfavorable change in product mix. The decrease in sales was primarily in the Company's higher margin product lines.

As noted below, results from the Company's Material Processing segment were heavily impacted by the lower customer order activity. Sales decreased $15.8 million, or 59%, in the quarter ended December 28, 2003 versus the prior year comparable quarter and operating losses increased by $2.1 million. The lower sales primarily resulted from a decrease in business from repeat customers within the electronics and appliance industries.

Selling, general and administrative expense was $8.7 million or $0.2 million lower than in the second quarter of fiscal 2003, reflecting cost reduction measures taken during the latter half of fiscal 2003 offset by increased directors and officers insurance premiums and legal and professional fees associated with the senior credit facility. Restructuring charges were approximately $0.6 million in the second quarter of fiscal 2004 associated with future lease commitments, while charges were $1.7 million in the comparable period of fiscal 2003 associated with the closing of the Erie, Pennsylvania facility.

SEGMENT DATA

The Material Processing Segment experienced a decrease in sales to $10.9 million in the second quarter of fiscal 2004 compared to sales of $26.7 million in the second quarter of fiscal 2003, while the operating loss on those sales increased by $2.1 million to a loss of $3.1 million. A reduction in orders from a long-term electronics customer contributed $9.9 million to the sales decline. The operating margin decreased to a loss of 28.4% from a loss of 3.8%.

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DT INDUSTRIES, INC.
ADD 2

Backlog at the end of the current quarter was $29.0 million compared to $58.2 million at the end of the second quarter last year and $27.2 million at the end of fiscal year 2003. Backlog was negatively impacted by the lower order level and by the previously announced fourth quarter of fiscal 2003 contract termination by a customer purchasing the Company's Earthshell(R) equipment.

The Assembly and Test Segment, which serves primarily the auto, truck and heavy equipment industries, saw its sales increase to $29.3 million during the current quarter compared to $20.0 million in the prior year's quarter. The segment reported operating income of $0.9 million in second quarter of fiscal 2004 compared to an operating loss of $2.1 million in the year earlier period. Sales and operating profit were positively impacted by the timing of revenue recognition under percentage of completion accounting on a few large automotive projects. Backlog at the end of the quarter was $39.5 million compared to $47.0 million at the end of the second quarter last year and $46.6 million at the end of fiscal year 2003.

OUTLOOK

Stephen Perkins, President and Chief Executive Officer, stated, "Our operating performance during the second quarter reflects the challenging market conditions that exist for the capital goods sector. The current quarter's sales reflect increases in automotive related sales but the continued softness in our core electronics market. We continue to pursue new customers to replace the decrease in electronics related sales. While we have been successful in lowering certain of our fixed costs, including having all employees accept compensation and company-paid benefit reductions, the significant reduction in orders/sales has more than offset our cost reduction efforts. We will continue our focus on cost containment and, more importantly, performance to improve our operating results."

FINANCING

The Company announced that it is in continuing negotiations with its senior lenders with respect to a forbearance agreement addressing the Company's payment defaults as of December 30, 2003 and January 30, 2004 and its failure to meet the minimum net worth covenant as of December 28, 2003. The Company has no borrowing availability under its senior credit facility and is operating through the management of its cash. The Company continues to seek long-term financing to replace its senior credit facility which matures on July 2, 2004.

CONFERENCE CALL

DT Industries has scheduled its quarterly conference call for February 11 at 11 a.m. EST, which will be webcast on the Internet by Vcall. To attend this virtual conference, log in at http://www.vcall.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software. To participate in the live audio call, dial 706-634-1012 or 800-437-4632 at least 5 minutes before start time.

A replay of the webcast will be accessible on the Vcall website for one week. A replay of the call will also be available until 12:00 midnight EST on February 18, 2004, by dialing 706-645-9291. The confirmation number for the replay is 5387988.

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DT INDUSTRIES, INC.
ADD 3

Certain information contained in this press release includes forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. These statements comprising all statements herein that are not historical reflect the Company's current expectations and projections about our future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to us and our interpretation of what we believe to be significant factors affecting our businesses, including many assumptions regarding future events. References to the word "expect" and similar expressions used herein indicate such forward-looking statements. Our actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the amount and availability of, and our ability to comply with restrictions and covenants relating to indebtedness under our senior credit facility, our ability to effectively manage our cash to meet our liquidity and debt reduction needs through July 2, 2004, our ability to refinance or further extend our senior credit facility in order to meet our liquidity needs and continue as a going concern after July 2, 2004, our ability to complete the sale of the Packaging Systems division and other factors under "Business - Risks Related to Our Business" described in our Form 10-K for the fiscal year ended June 29, 2003, as filed with the SEC.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

                          -FINANCIAL TABLES TO FOLLOW-




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DT INDUSTRIES, INC.
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DT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)
--------------------------------------------------------------------------------


                                                                                       December 28,       June 29,
                                                                                          2003              2003
                                                                                        ---------         ---------
ASSETS

Current assets:

     Cash and cash equivalents                                                          $   1,798         $   4,912

     Accounts receivable, net                                                              26,656            20,531

     Costs and estimated earnings in excess of amounts billed on uncompleted
          contracts                                                                        28,865            29,187

     Inventories, net                                                                      10,160            10,375

     Prepaid expenses and other                                                             3,533             4,955

     Assets of discontinued operations                                                     30,746            43,650
                                                                                        ---------         ---------

          Total current assets                                                            101,758           113,610

Property, plant and equipment, net                                                         26,434            27,197

Goodwill                                                                                   63,656            63,817

Other assets, net                                                                           3,881             5,265
                                                                                        ---------         ---------

                                                                                        $ 195,729         $ 209,889
                                                                                        =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

     Senior secured term and revolving credit facility                                  $  47,422         $  39,492

     Current portion of other long-term debt                                                   45                74

     Accounts payable                                                                      14,578            12,457

     Customer advances                                                                      5,908             7,494

     Billings in excess of costs and estimated earnings on uncompleted contracts           10,267             5,003

     Accrued liabilities                                                                   23,266            22,740

     Liabilities related to discontinued operations                                        13,606            17,058
                                                                                        ---------         ---------

          Total current liabilities                                                       115,092           104,318

Long-term debt                                                                                 31                51

Other long-term liabilities                                                                25,841            24,134
                                                                                        ---------         ---------

          Total long-term obligations                                                      25,872            24,185

Commitments and contingencies

Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary DT Capital Trust holding solely
convertible junior subordinated debentures of the Company                                  37,807            37,005

Stockholders' equity:

     Preferred stock, $0.01 par value; 1,500,000 shares authorized; no
          shares issued and outstanding                                                        --                --
     Common stock, $0.01 par value; 100,000,000 shares authorized;
          23,606,732 and 23,652,932 shares issued and outstanding at
          December 28, 2003 and June 29, 2003, respectively                                   246               246

     Additional paid-in capital                                                           188,060           188,060

     Accumulated deficit                                                                 (127,819)         (103,394)

     Accumulated other comprehensive (loss)                                               (20,845)          (17,836)

     Unearned portion of restricted stock                                                    (114)             (178)

     Less - Treasury stock 1,029,688 and 983,488 shares at December
             28, 2003 and June 29, 2003, respectively), at cost                           (22,570)          (22,517)
                                                                                        ---------         ---------

          Total stockholders' equity                                                       16,958            44,381
                                                                                        ---------         ---------

                                                                                        $ 195,729         $ 209,889
                                                                                        =========         =========


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DT INDUSTRIES, INC.
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DT INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
(UNAUDITED)
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
                                                              Three months ended                  Six months ended
                                                          -----------------------------     -----------------------------
                                                          December 28,     December 29,     December 28,     December 29,
                                                              2003             2002             2003             2002
                                                          ------------     ------------     ------------     ------------
Net sales                                                 $     40,218     $     46,696     $     75,409     $    102,415

Cost of sales                                                   36,324           40,947           67,586           86,109
                                                          ------------     ------------     ------------     ------------

Gross profit                                                     3,894            5,749            7,823           16,306

Selling, general and
   administrative expenses                                       8,733            8,928           17,269           18,775

Asset Impairment                                                                                     423

Restructuring charges                                              610            1,700            1,630            1,700
                                                          ------------     ------------     ------------     ------------

Operating (loss)                                                (5,449)          (4,879)         (11,499)          (4,169)

Interest expense, net                                            1,548            1,204            2,879            2,302

Accrued dividends on Company-obligated, mandatorily
redeemable convertible preferred securities of
subsidiary DT Capital Trust holding solely convertible
junior subordinated debentures of the Company                      401              401              802              802
                                                          ------------     ------------     ------------     ------------

Loss from continuing operations
   before benefit for income taxes                              (7,398)          (6,484)         (15,180)          (7,273)

Benefit for income taxes                                            --               --               --               --
                                                          ------------     ------------     ------------     ------------

Loss from continuing operations                                 (7,398)          (6,484)         (15,180)          (7,273)

Discontinued operations:

   Loss from discontinued operations,
    before benefit for income taxes:

         Converting Technologies                                (3,504)          (1,010)          (2,832)          (1,251)

         Packaging Systems                                      (5,751)            (598)          (6,413)            (730)

   Benefit for income taxes                                         --               --               --               --
                                                          ------------     ------------     ------------     ------------

Loss on discontinued operations                                 (9,255)          (1,608)          (9,245)          (1,981)
                                                          ------------     ------------     ------------     ------------

Net loss                                                  $    (16,653)    $     (8,092)    $    (24,425)    $     (9,254)
                                                          ============     ============     ============     ============

Net loss per common share:

   Basic

      From continuing operations                          $      (0.31)    $      (0.27)    $      (0.64)    $      (0.31)

      From discontinued operations                               (0.39)           (0.07)           (0.39)           (0.08)
                                                          ------------     ------------     ------------     ------------

         Net loss                                         $      (0.70)    $      (0.34)    $      (1.03)    $      (0.39)
                                                          ============     ============     ============     ============

   Diluted

      From continuing operations                          $      (0.32)    $      (0.29)    $      (0.67)    $      (0.34)

      From discontinued operations                               (0.38)           (0.05)           (0.36)           (0.05)
                                                          ------------     ------------     ------------     ------------

         Net loss                                         $      (0.70)    $      (0.34)    $      (1.03)    $      (0.39)
                                                          ============     ============     ============     ============

Weighted average common
   shares outstanding:

      Basic                                                 23,626,239       23,647,932       23,639,659       23,647,932

     Diluted                                                23,626,239       23,647,932       23,639,659       23,647,932



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DT INDUSTRIES, INC.
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      Net sales for the Company's reportable segments for its continuing operations consisted of the following:

                                 Three months ended               Six months ended
                             ----------------------------    ----------------------------
                             December 28,    December 29,    December 28,    December 29,
                                 2003            2002            2003            2002
                             ------------    ------------    ------------    ------------
Material Processing          $     10,873    $     26,663    $     25,272    $     60,731

Assembly & Test                    29,345          20,033          50,137          41,684
                             ------------    ------------    ------------    ------------

   Consolidated total        $     40,218    $     46,696    $     75,409    $    102,415
                             ============    ============    ============    ============


The reconciliation of segment operating income (loss) to consolidated loss from continuing operations before income taxes consisted of the following:

                                                           Three months ended                Six months ended
                                                      -----------------------------     -----------------------------
                                                      December 28,     December 29,     December 28,     December 29,
                                                          2003             2002             2003             2002
                                                      ------------     ------------     ------------     ------------
Material Processing                                   $     (3,084)    $     (1,002)    $     (6,503)    $      2,482

Assembly & Test                                                918           (2,072)             589           (2,741)
                                                      ------------     ------------     ------------     ------------

Operating income (loss)
   for continuing operations
   reportable segments                                      (2,166)          (3,074)          (5,914)            (259)

Corporate/Other                                             (3,283)          (1,805)          (5,585)          (3,910)

Interest expense, net                                       (1,548)          (1,204)          (2,879)          (2,302)

Dividends on Company-obligated, mandatorily
   redeemable convertible preferred securities
   of subsidiary DT Capital Trust holding
   solely convertible junior subordinated
   debentures of the Company                                  (401)            (401)            (802)            (802)
                                                      ------------     ------------     ------------     ------------

Loss from continuing
   operations before benefit
   for income taxes                                   $     (7,398)    $     (6,484)    $    (15,180)    $     (7,273)
                                                      ============     ============     ============     ============



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